EXHIBIT A

to Shareholder Services Plan of

Mutual Fund and Variable Insurance Trust

Amended February 17, 2017

Fund Name	Share Class
Rational Dividend Capture Fund	Class A Shares, Institutional Shares
Rational Risk Managed Emerging Markets Fund	Class A Shares, Institutional Shares
Rational Real Strategies Fund	Class A Shares, Institutional Shares
Rational Defensive Growth Fund	Class A Shares, Institutional Shares
Rational Strategic Allocation Fund	Class A Shares, Institutional Shares
Rational Dynamic Momentum Fund	Class A Shares, Institutional Shares
Rational Iron Horse Fund	Class A Shares, Institutional Shares
Rational Select Asset Fund	Class A Shares, Institutional Shares
Rational Total Return Income Fund	Class A Shares, Institutional Shares
Rational Dividend Capture VA Fund
Rational Insider Buying VA Fund
Rational Dynamic Momentum VA Fund	Class A Shares, Institutional Shares

Witness the due execution hereof this 17th day of February 2017.

MUTUAL FUND AND VARIABLE INSURANCE TRUST

By: /s/ Jerry Szilagyi

Name: Jerry Szilagyi

Title: President and Chief Executive Officer